Exhibit 99.1

AquaBounty Technologies Announces Retirement of Richard J. Clothier from Board of Directors

MAYNARD, Mass., March 30, 2023 -- AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced that Richard J. Clothier will retire from the AquaBounty Board of Directors and will not stand for reelection at the Company’s Annual Shareholder Meeting on May 25, 2023.

Mr. Clothier has extensive experience in the agribusiness and biotechnology sectors, having served as Chairman of the Board of Directors of AquaBounty since April 2006, as Chairman of Robinson Plc from 2004 to 2018, and Chairman of Spearhead International Ltd from 2005 to 2015. Mr. Clothier retired as Group Chief Executive of PGI Group Plc, an international agricultural products producer, following 20 years with Dalgety Plc, where he was chief executive officer of the genetics firm Pig Improvement Company until 1992 and then Group Chief Executive Officer until 1997.

Sylvia Wulf, Chief Executive Officer of AquaBounty, said: “Richard’s contributions to our Board over the last 17 years have been remarkable. His steady guidance through years of challenges has helped to build AquaBounty into the aquaculture leader that it is today. On behalf of our shareholders, the management team and the Board of AquaBounty, I would like to personally thank Richard for his impact and service and wish him and his family a wonderful retirement.”

Richard J. Clothier added: "I am honored to have served as Chairman of AquaBounty, an industry pioneer and innovator that successfully developed and brought to market the first-ever FDA-approved genetically engineered animal for human consumption. AquaBounty is in an exciting phase with the construction of its new farm in Pioneer, Ohio well underway. I retire with full confidence in the management and the Board to continue the Company’s progression with its high standard of operational expertise.”

About AquaBounty

At AquaBounty Technologies, Inc. (NASDAQ: AQB), we believe we are a leader in land-based aquaculture leveraging decades of technology expertise to deliver disruptive solutions that address food insecurity and climate change issues. We are committed to feeding the world efficiently, sustainably and profitably. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, located in Indiana, United States and Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook, Twitter, LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the timing of construction, permits, and regulatory approvals. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “slated to,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” “may,” the negative forms of these words and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether AquaBounty and its partners will consummate the proposed bond financing for the Ohio farm; the final terms of the financing, market and other conditions; the satisfaction of closing conditions; the impact of the bond offering on AquaBounty’s financial condition, credit rating and stock price; whether AquaBounty will need to and be able to raise additional equity capital; whether AquaBounty will be able to service the bond commitments, be able to secure required regulatory approvals and permits, be able to profitably construct and operate the Pioneer, Ohio farm; AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States and internationally. Forward-looking statements speak only as of the date hereof, and, except as required by law, AquaBounty undertakes no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the bonds described herein, nor shall there be any sale of these bonds in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Media Contact:
Vince McMorrow
Fahlgren Mortine
(614) 906-1671
vince.mcmorrow@Fahlgren.com

Investor Relations:
Lucas A. Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us